EXHIBIT 2.1
Execution Copy
STOCK PURCHASE AGREEMENT
by and among
MOLYCORP, INC.,
MOLYCORP MINERALS, LLC,
and
AKTSIASELTS SILMET GRUPP
Dated as of April 1, 2011

TABLE OF CONTENTS
(continued)

(ii)

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

Exhibits

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Stockholders Agreement

Disclosure Schedules

Schedule 1.1	Permitted Exceptions
Schedule 4.3	No Conflict
Schedule 4.4	Consents
Schedule 5.1	Foreign Qualifications
Schedule 5.3	Capitalization
Schedule 5.4(a)	Owned Real Property
Schedule 5.4(b)	Real Property Leases
Schedule 5.4(c)	Tangible Personal Property
Schedule 5.5	Necessary Property
Schedule 5.6	Litigation
Schedule 5.8	Conduct of Business
Schedule 5.9(a)	Union and Employee Contracts
Schedule 5.9(b)	List of Employees, Etc.
Schedule 5.10	Environmental
Schedule 5.11	Contracts
Schedule 5.12	Permits
Schedule 5.13	Intellectual Property
Schedule 5.14	Insurance
Schedule 5.15(a)	Financial Statements
Schedule 5.16	Bank Accounts
Schedule 5.17	Taxes
Schedule 5.18	Customers and Suppliers

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2011 (the “Closing Date”), is by and among MOLYCORP, INC., a Delaware corporation (“MCP”), MOLYCORP MINERALS, LLC, a Delaware limited liability company and wholly-owned subsidiary of MCP (the “Purchaser” and together with MCP, “Molycorp”), and AKTSIASELTS SILMET GRUPP, a public limited company organized under the laws of the Republic of Estonia (Commercial Register Code 10228997) (the “Seller”). MCP, the Purchaser and the Seller are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party”.
BACKGROUND
A. The Seller is the registered and beneficial owner of 9,717,499 of the 10,800,000 (or, approximately, 89.97%) issued and outstanding shares of capital stock of AKTSIASELTS SILMET, a public limited company organized under the laws of the Republic of Estonia (Commercial Register Code 10294959) (the “Company”).
B. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 8,640,000 of the foregoing shares of capital stock of the Company (the “Silmet Shares”), such that immediately after such purchase and sale, the Purchaser will be the registered and beneficial owner of 80% of the issued and outstanding capital stock of the Company, all subject to the terms and conditions contemplated by this Agreement.
C. The respective governing boards of the Parties and of the Company have determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have approved such transactions.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
I. DEFINITIONS
“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority.
“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Parties in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Lock-Up Agreement, the Transition Services Agreement and, once executed and delivered in accordance with Section 8.5 below, the Stockholders Agreement, in each case, only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Appraised Value” means the fair market value of the capital stock of the Company then owned by the Seller, as mutually agreed upon by the Parties. In the event that the Parties cannot agree on the Appraised Value within ten business days after the obligation to determine the Appraised Value arises, then the Appraised Value shall be determined by an independent appraiser selected by the Parties; provided that, if the Parties cannot agree on an independent appraiser within ten business days after the obligation to select an appraiser arises, then the Purchaser, on the one hand, and the Seller, on the other hand, shall each have ten additional business days to designate an independent appraiser. A Party’s failure to designate an independent appraiser within such additional ten- business day period shall be deemed to be such Party’s agreement that the other Party’s appraiser will solely determine the Appraised Value. If the Purchaser and the Seller each designates an appraiser and the Appraised Values determined by the selected appraisers are within ten percent (10%) of the higher appraised value, then the Appraised Value shall be the average of the values determined by each independent appraiser. If, however, the difference in values determined by the selected appraisers is greater than ten percent (10%) of the higher appraised value, then the two appraisers shall promptly appoint a third appraiser to determine the Appraised Value. Of the values determined by the three appraisers, the one furthest from the median shall be disregarded, and the average of the two remaining values shall be the Appraised Value; provided that, if the higher and lower values are equidistant from the median, the Appraised Value shall be the median of the three values. Each appraiser shall be paid by the Party on whose behalf he or she was named, and compensation due to a third appraiser will be shared equally by the Parties.
“Claims” has the meaning set forth in Section 7.2(b).
“Claims Notice” has the meaning set forth in Section 7.2(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in the Preamble.
“Company” has the meaning set forth in Background Paragraph A.
“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for in this Agreement or any Ancillary Agreement.
“Contracts” means all written and oral contracts, agreements (including, without limitation, employment agreements and non-competition agreements), leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, orders and proposals.
“Disclosure Schedule” means the disclosure schedule delivered by the Seller on the date hereof and “Schedule” followed by a number means a part thereof corresponding to the Section or subsection references contained in this Agreement.
“EGAAP” means accounting principles generally accepted in Estonia, established pursuant to the International Financial Reporting Standards, as in effect on the Closing Date.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, or indoor air, including, without limitation, any material or substance used in the physical structure of any building or improvement and any environmental medium.
“Environmental Condition” shall mean any condition of the Environment with respect to the Owned Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company has been handled, treated, stored or disposed of (including, without limitation, any such property subject to the Radioactive Tailing Pond MOU), which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.
“Environmental Law” shall mean any Law relating to health or safety or protection of the Environment, Releases of Hazardous Materials or injury to persons relating to exposure to any Hazardous Materials.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Expiration Date” has the meaning set forth in Section 7.3(a).
“Fair Market Value” means the average closing price of MCP Common Stock as quoted on the New York Stock Exchange over a period of 20 consecutive trading days, the last of which will be the trading day immediately preceding the Closing Date.
“Financial Statements” has the meaning set forth in Section 5.15(a).
“Fundamental Representations” has the meaning set forth in Section 7.3(a).
“General Enforceability Exceptions” has the meaning set forth in Section 4.1.
“Governmental Authority” means any government or political subdivision or regulatory authority (including, without limitation, of the United States of America and the Republic of Estonia), whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” when used as a verb has a correlative meaning.
“Hazardous Material” shall mean any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, infectious or medical wastes, radiation and radioactive materials (including “naturally occurring radioactive materials” or “NORM”), leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which could give rise to liability under any Environmental Law.

“ICC” has the meaning set forth in Section 8.17.
“Indebtedness” of any Person means: either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with EGAAP, (v) for all or any part of the deferred purchase price of property or services (including, without limitation, accounts and trade payables (whether or not invoiced)), including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for income Taxes payable, (viii) for any deferred compensation or accrued incentive compensation, or (ix) for any severance payable to individuals or organizations; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date, (C) cash, book or bank account overdrafts and (D) any and all amounts owed by the Company to any of its Affiliates, including, without limitation, the Stockholders or any of their Affiliates.
“Indemnified Party” has the meaning set forth in Section 7.2(a).
“Indemnifying Party” has the meaning set forth in Section 7.2(a).
“Intellectual Property” means all of the following that is used in the business of the Company, along with all income, royalties, damages and payments due or payable on the Closing Date or thereafter, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, revision, extension or reexamination thereof; (b) trademarks, service marks, trade dress, logos, Internet domain names (including, without limitation, the URL www.silmet.ee), trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; (c) copyrights and copyrightable works; (d) all registrations, applications and renewals for any of the foregoing; (e) trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); (f) computer software and websites (including, without limitation, source code and object code and any data and related documentation); (g) other intellectual property rights; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 5.13.
“Knowledge of the Purchaser” means the actual knowledge of Mark A. Smith and/or John F. Ashburn, Jr. on the Closing Date.

“Knowledge of the Seller” means the actual knowledge of Tiit Vähi, Avo Annus and/or David James O’Brock-Kaljuvee on the Closing Date.
“Law” means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.
“Liability Claim” has the meaning set forth in Section 7.2(a).
“Liens” has the meaning set forth in Section 2.1.
“Litigation Conditions” has the meaning set forth in Section 7.2(b).
“Lock-Up Agreement” has the meaning set forth in Section 3.2(b).
“Loss” or “Losses” means all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements and, with respect to any Liability Claim asserted by a Purchaser Indemnified Party, diminution in value of the Company. In each case where Losses arise based on an inaccuracy or breach of any representation or warranty contained in this Agreement, the amount of such Losses will be determined without deduction for any qualification in such representation or warranty with respect to materiality, material adverse effect or other similar qualification.
“MCP” has the meaning set forth in the Preamble.
“MCP Common Stock” has the meaning set forth in Section 2.3.
“MCP SEC Documents” has the meaning set forth in Section 6.7.
“MCP Shares” has the meaning set forth in Section 2.3.
“Molycorp” has the meaning set forth in the Preamble.
“Non-Compete Period” means the three-year period immediately following the Closing Date.
“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Real Property” has the meaning set forth in Section 5.4(a).
“Party” and “Parties” have the meaning set forth in the Preamble.
“Permits” means any license, permit, authorization, certificate of authority, accreditation, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Exceptions” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, (b) mechanic’s, materialmen’s and similar Liens arising or incurred in the Ordinary Course of Business and for which payments are not past due, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements incurred in the Ordinary Course of Business and for which payments are not past due, (d) purchase money security interests and other reservations of title by suppliers pending final payment for goods supplied thereby incurred in the Ordinary Course of Business and for which payments are not past due, (e) statutory Liens arising in the Ordinary Course of Business, or (f) with respect to the Owned Real Property, restrictions or limitations on the subdivision, transfer, use or operation of real property under any applicable Law, including, but not limited to, any environmental, emission, zoning, subdivision, development, building, construction or occupancy Law, none of which materially adversely affect the value thereof or the manner in which it is currently used, and (g) those matters that are set forth on Schedule 1.1.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Indemnified Party” has the meaning set forth in Section 7.1(a).
“Radioactive Tailing Pond MOU” means that certain Memorandum of Understanding on Cooperation in the Implementation of The Sillamae Radioactive Tailing Pond Remediation Project among Nordic Environment Finance Corporation, Ministry of Environment of the Republic of Estonia, Danish Environmental Protection Agency, Ministry of Environment of the Republic of Finland, Royal Ministry of Foreign Affairs of the Kingdom of Norway, Swedish International Development Cooperation Agency, the Seller and AS Okosil.
“Real Property” means any and all real property and interests in real property of the Company, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.
“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.
“Released Parties” has the meaning set forth in Section 8.2.
“Restricted Territory” means: (a) geographic areas in which the Company conducted business prior to the Closing; and (b) all of the specific customer accounts of the Company, whether within or outside of the geographic area described in clause (a) above, with which the Seller or the Company had any contact related to the business of the Company at any time during the two-year period prior to the Closing.
“Returns” means all returns, declarations, statements, reports, claims for refund, information returns and forms relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“SEC” has the meaning set forth in Section 2.5(a).
“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.
“Services Agreement” means that certain Contract of Services (Management Services), dated as of January 29, 1999, between the Seller and the Company, pursuant to which the Seller provides certain management and administrative services to the Company, as heretofore amended from time to time.
“Silmet Shares” has the meaning set forth in Background Paragraph B.
“Stockholders” means the Seller and each other registered or beneficial owner of capital stock of the Company, including as of the Closing Date, Treibacher Industrie AG.
“Stockholders Agreement” has the meaning set forth in Section 8.5.
“Subsidiary” or “Subsidiaries” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.
“Tangible Personal Property” has the meaning set forth in Section 5.4(c).
“Tax” means any (a) Estonian, United States or other foreign federal, state, or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability for the payment of any amounts of any of the foregoing types as a result of being a party to any agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Third Party Claim” has the meaning set forth in Section 7.2(b).
“Threat of Release” shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.
“Transition Services Agreement” has the meaning set forth in Section 3.2(c).
“USD” or “$” means legal tender of the United States of America.

II. PURCHASE AND SALE
2.1. Purchase and Sale of the Silmet Shares. Concurrently with the execution and delivery of this Agreement, the Purchaser shall purchase (or cause to be purchased) from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Silmet Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, “Liens”). In order to consummate the foregoing purchase and sale, (a) the Seller will give an irrevocable and unconditional order to the Seller’s securities account manager at Swedbank AS to transfer the Silmet Shares to the Purchaser’s securities account at Swedbank AS on the Closing Date and notify the Purchaser that such notice has been given, and (b) thereafter, the Purchaser will give an irrevocable and unconditional order to the Purchaser’s securities account manager to accept the Silmet Shares.
2.2. Purchase Price. In full consideration for the transfer of the Silmet Shares, concurrently with the execution and delivery of this Agreement, the Purchaser shall pay (or cause to be paid) to the Seller an aggregate amount equal to EIGHTY MILLION U.S. DOLLARS (USD 80,000,000) (the “Purchase Price”).
2.3. Payment Method. The Purchase Price will be payable in newly-issued shares of common stock of MCP, par value $0.001 per share (“MCP Common Stock”). The number of shares of MCP Common Stock issuable to the Seller in payment of the Purchase Price shall equal the quotient of (a) the Purchase Price, divided by (b) the Fair Market Value of one share of MCP Common Stock, rounded down to the nearest whole share (the “MCP Shares”). The MCP Shares will be issued by registering them in book-entry form with MCP’s transfer agent in the Seller’s name.
2.4. Legend for MCP Shares. The Seller acknowledges and accepts that (a) the MCP Shares have not been registered under the Securities Act or any applicable state or other securities Laws, and will be issued under one or more exemptions from registration under the Securities Act and any applicable state or other securities Laws, and (b) will be “restricted securities” (as that term is defined in Rule 144(a)(3) promulgated under the Securities Act) and, subject to the Lock-Up Agreement, may not be resold unless they are registered under the Securities Act and any applicable state and other securities Laws or an exemption from registration is available. Accordingly, the Seller acknowledges and accepts that the restrictions noted in the records of MCP’s transfer agent and any certificates evidencing the MCP Shares being acquired by the Seller hereunder shall, upon issuance, contain legends in substantially the following form (in addition to any other legends required to be placed thereon under applicable state securities Laws):
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE FURTHER SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LOCK-UP AGREEMENT DATED AS OF APRIL 1, 2011, AS AMENDED FROM TIME TO TIME.

2.5. Demand Registration Rights.
(a) Demand Registration Right. On or before August 5, 2011, MCP agrees to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act covering the resale of such MCP Shares by the Seller; provided that, if MCP fails to timely file such Form S-3, then within 30 days after receiving written demand from the Seller, MCP will prepare and file with the SEC a registration statement on Form S-1 (or other eligible form) under the Securities Act covering the resale of the MCP Shares by the Seller. MCP will use its commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable after it is filed. The registration statement will provide for the resale of the MCP Shares by the Seller from time to time, and pursuant to any method or combination of methods legally available, by the Seller and permitted transferees hereunder; provided that, MCP (A) will file an automatic shelf registration statement on Form S-3 if it is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and eligible to do so and (B) will not be required to provide for the distribution of MCP Shares by means of an underwritten public offering pursuant to this Section 2.5(a). All fees and expenses incurred in connection with a registration pursuant to this Section 2.5, including, without limitation, all registration, qualification, printers’, accounting and MCP counsel fees, will be borne by MCP. All fees and expenses of counsel to the Seller and any other expenses exclusive to the Seller, including, without limitation, brokerage commissions or fees, will be borne by the Seller.
(b) MCP’s Obligations. When MCP is required by this Section 2.5 to register the resale of MCP Shares, MCP agrees to:
(i) subject to Section 2.5(d) below, use its commercially reasonable efforts to cause the registration statement to become and remain effective for a period of at least six months or until the one-year anniversary of the Closing Date, whichever period is longer;
(ii) subject to Section 2.5(d) below, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of at least six months or until the one-year anniversary of the Closing Date, whichever period is longer;
(iii) as far in advance as practicable but at least five (5) business days prior to filing a registration statement or prospectus (or any amendment or supplement thereto), furnish to the Seller, for its review, copies of such registration statement or prospectus (or amendment or supplement) as proposed to be filed (including, upon the request of such the Seller, documents to be incorporated by reference therein); and provided that, the Seller may request reasonable changes to such registration statement or prospectus (or amendment or supplement) and shall be required to comply therewith (A) if the Seller reasonably believes that the provisions in question would have an impact or effect on such the Seller, or (B) solely to the extent necessary, if at all, to lawfully complete the filing or maintain the effectiveness thereof;
(iv) furnish to the Seller such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, each free writing prospectus incident thereto, and such other documents as the Seller may reasonably request, and a copy of any and all transmittal letters or other correspondence to or received from the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

(v) ensure that at the time of pricing the offering of any MCP Shares, the registration statement, prospectus or prospectus supplement included in such registration statement, as then in effect, and any free writing prospectus related thereto, includes all information necessary such that a seller of such MCP Shares would not be liable under Section 12(a)(2) of the Securities Act, and such offering and the sale of such MCP Shares in connection therewith would not constitute a violation of Section 12(a)(2) of the Securities Act;
(vi) after the filing of the registration statement, promptly notify the Seller in writing of the effectiveness thereof and of any stop order issued or threatened by the SEC and take all commercially reasonable actions required to prevent the entry of such stop order or to promptly remove it if entered and promptly notify the Seller of such lifting or withdrawal of such order;
(vii) take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by this Section 2.5 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus and any free writing prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(viii) use commercially reasonable efforts to register for resale or qualify all MCP Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as the Seller or any underwriter of such MCP Shares shall request, and promptly notify the Seller of the receipt of any notification with respect to the suspension of the qualification of MCP Shares for sale or offer in any such jurisdiction;
(ix) use commercially reasonable efforts to obtain all appropriate registrations, permits and consents in connection therewith, and do any and all other acts and things (including, without limitation, commercially reasonable efforts to promptly remove any such suspension) which may be necessary or advisable to enable the Seller or any such underwriter to consummate the disposition in such jurisdictions of the MCP Shares covered by such registration statement; provided that, MCP shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified, to consent to general service of process in any such jurisdiction or to amend its certificate of incorporation or bylaws;
(x) use its commercially reasonable efforts to list all such MCP Shares covered by such registration on each securities exchange and automated inter-dealer quotation system on which shares of Common Stock of MCP are then listed;
(xi) furnish for delivery in connection with the closing of any offering of MCP Shares pursuant to a registration effected pursuant to Section 2.5(a) unlegended certificates representing ownership of the MCP Shares being sold in such denominations as shall be requested by the Seller, subject to receipt of undertakings by the Seller regarding compliance with the terms hereof;
(xii) not later than the effective date of the applicable registration statement, provide the applicable transfer agent with printed certificates for the MCP Shares which are in a form eligible for deposit with The Depository Trust Company or other applicable clearing agency; and
(xiii) otherwise use its commercially reasonable efforts to comply with all applicable securities laws, including the rules and regulations of the SEC.

(c) Rule 144. MCP will not be obligated to register the resale of MCP Shares under this Section 2.5, or otherwise keep a registration statement effective, if all such shares are otherwise eligible for immediate sale by the Seller under Rule 144 under the Securities Act and this Agreement.
(d) MCP’s Right to Postpone or Suspend Registration.
(i) If, in connection with any registration pursuant to this Section 2.5, MCP provides a certificate, signed by the president or chief executive officer of MCP, to the Seller stating that, in the good faith judgment of the Board of Directors of MCP and its counsel, it would be materially detrimental to MCP or its stockholders for such registration statement either to become effective or to remain effective for as long as such registration statement otherwise would be required to remain effective, then MCP shall have the right to defer taking action with respect to such filing and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Seller or the initial requesting holder is given; provided that, MCP may not invoke this right more than once in any twelve (12) month period.
(ii) If MCP has delivered a prospectus, prospectus supplement or free writing prospectus to the Seller and after having done so the prospectus, prospectus supplement or free writing prospectus is amended to comply with the requirements of the Securities Act, MCP shall promptly notify the Seller and, if requested, the Seller shall immediately cease making offers of MCP Shares and return to MCP all prospectuses, prospectus supplements and free writing prospectuses in their possession. MCP shall promptly provide the Seller with revised prospectuses, prospectus supplements and free writing prospectus, as applicable, and, following receipt of the revised prospectuses, prospectus supplements and free writing prospectuses, as applicable, the Seller shall be free to resume making offers of the MCP Shares.
(iii) In the event that, in the judgment of MCP, it is advisable to suspend use of a prospectus included in a registration statement due to pending material developments or other events that have not yet been publicly disclosed and as to which MCP believes public disclosure would be detrimental to MCP, MCP shall direct the Seller to discontinue sales of MCP Shares pursuant to such registration statement, and the Seller shall immediately so discontinue, until the Seller has received copies of a supplemented or amended prospectus or until the Seller is advised in writing by MCP that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. MCP shall provide the Seller with any such supplemented or amended prospectuses or additional or supplemental filings, as the case may be. Notwithstanding anything to the contrary in this Agreement, MCP shall not exercise its rights under this Section 2.5 to suspend sales of MCP Shares for a period in excess of sixty (60) days consecutively or ninety (90) days in any three hundred sixty five (365)-day period.
III. CLOSING DELIVERIES AND OTHER ACTIONS
3.1. Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement at the law offices of Lawin, Niguliste 4, Tallinn, 10130 Estonia, or at such other time or place as the Parties may agree in writing. Notwithstanding the foregoing, the Parties may agree to conduct the Closing remotely via electronic exchange of documents, signatures and consideration. For all purposes, the Closing shall be deemed to take place at 11:59 p.m. (Estonian time) on the Closing Date.

3.2. Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following items:
(a) evidence satisfactory to the Purchaser that the Silmet Shares have been accepted by its securities account manager at Swedbank AS as contemplated by Section 2.1;
(b) a lock-up agreement, in the form of Exhibit A (the “Lock-Up Agreement”), duly executed by the Seller, which Lock-Up Agreement will govern the Seller’s ability to transfer the MCP Shares;
(c) a transition services agreement, in the form of Exhibit B (the “Transition Services Agreement”), duly executed by the Company and the Seller, which Transition Services Agreement will obligate the Seller to provide certain transition services to the Company after the Closing Date;
(d) evidence satisfactory to the Purchaser that the Services Agreement has been terminated as of or prior to the Closing Date, without any remaining liability thereunder on the part of the Company;
(e) evidence satisfactory to the Purchaser as to the valid and continued existence of the Company under Estonian law, as verifiable through public registers;
(f) copies of the Articles of Association (or equivalent document) of the Company, certified by the appropriate Governmental Authority in the Republic of Estonia;
(g) copies of the Consents listed on Schedule 4.4;
(h) all books and records relating to the Company that are in the possession or custody of the Seller, including, without limitation, all files, invoices, forms, accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, employment records, studies, legal documents, and reports or summaries relating to Environmental Conditions; and
(i) such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.
3.3. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following items:
(a) the Purchase Price, payable in accordance with Sections 2.2 and 2.3;
(b) the Lock-Up Agreement, duly executed by MCP;
(c) such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated hereby; and
(d) the waiver by Treibacher Industrie AG of its pre-emptive rights arising under or in connection with Section 3.3 of the Company’s Articles of Association in respect of the transactions contemplated by this Agreement.

IV. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
The Seller hereby represents and warrants to Molycorp as of the date hereof, except as set forth in the Disclosure Schedules, as follows:
4.1. Authority, Validity and Effect. The Seller has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and each Ancillary Agreement and to consummate the transactions contemplated herein and therein. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller pursuant to all necessary authorization and are the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action on the part of the Seller is or will be required in connection with the authorization of the transactions contemplated by this Agreement or the Ancillary Agreements.
4.2. Title to Shares. The Seller (a) is the record and beneficial owner of the Silmet Shares as set forth on Schedule 5.3, (b) has full power, right and authority, and any approval required by Estonian Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Silmet Shares to the Purchaser, and (c) has good and valid title to the Silmet Shares, free and clear of all Liens.
4.3. No Conflict. Except as set forth Schedule 4.3, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or conflict with the Articles of Association (or equivalent document) or the Bylaws (or equivalent document) of the Seller, the Company, or any Estonian Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage or Contract to which the Seller or the Company is a party or by which any of their respective assets or properties are bound, (c) result in the creation or imposition of any Lien (except as created by the Purchaser or any of its Affiliates) with respect to, or otherwise have an adverse effect upon, the Silmet Shares or any of the assets or properties of the Seller or the Company, or (d) invalidate or adversely affect any Permit required for the conduct of the businesses of the Company.
4.4. Consents. Except as set forth on Schedule 4.4, no Consent of any third party or Estonian Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby.
4.5. Litigation. Neither the Seller nor the Company has received notice of any Order or Action and, to the Knowledge of the Seller, there is no Order or Action pending or threatened against the Seller or the Company that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prevent the Seller from complying with the terms of this Agreement or the Ancillary Agreements.
4.6. Investment Representations.
(a) The MCP Shares acquired by the Seller are being acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act or any applicable state securities Laws.
(b) The Seller recognizes that there are substantial risks involved in the acquisition of the MCP Shares, including risk of loss of the entire amount of such investment.

(c) The Seller confirms that it (i) is familiar with MCP, (ii) has been given the opportunity to ask questions of the officers and directors of MCP and to obtain (and has received to its satisfaction) such information about the business and financial condition of MCP as the Seller has reasonably requested and (iii) has such knowledge and experience in financial and business matters (either alone or in conjunction with a financial advisor) that it is capable of evaluating the merits and risks of the investment in the MCP Shares.
(d) The Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
4.7. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller or the Company in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.
V. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
The Seller hereby represents and warrants to Molycorp, as of the date hereof, except as set forth in the Disclosure Schedules, as follows:
5.1. Existence and Good Standing. The Company is a public limited company duly organized, validly existing and in good standing under the Laws of the Republic of Estonia. To the Knowledge of the Seller, the Company is duly authorized, qualified or licensed to do business as a foreign Person in each of the jurisdictions set forth on Schedule 5.1, which are, to the Knowledge of the Seller, the only jurisdictions in which the Company is required to be so qualified, except where failure to be so qualified would not have a material adverse effect on the Company.
5.2. Power. The Company has the necessary power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.
5.3. Capitalization of the Company. The authorized capital stock of the Company consists of a minimum of 3,000,000 and a maximum of 12,000,000 registered shares of common stock, nominal value 10 EEK each, of which 10,800,000 shares are issued and outstanding, all of which have been (a) duly authorized and validly issued and are fully paid and non-assessable and (b) issued in compliance with all Estonian securities Laws and all applicable agreements. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. No former equity owner of the Company or any of its respective predecessors, and no former holder of any right to acquire any interest in the Company or any of its respective predecessors (whether by warrant, option, convertible instrument or otherwise) has any claim or rights against the Company. There are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 5.3 sets forth a true and complete statement of the capitalization of the Company. The Company has no Subsidiaries.
5.4. Property.
(a) Title. The Company has (i) good and marketable title to the real property, together with all of the improvements thereon, as set forth on Schedule 5.4(a) (the “Owned Real Property”), and (ii) good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its other tangible assets and properties, in each case, free and clear of any Liens other than Permitted Exceptions.
(b) Real Property Leases. The Company does not occupy any real property other than the Owned Real Property and, except as set forth on Schedule 5.4(b), the Company has not leased as lessor, and no third party is in possession of, any of the Owned Real Property.

(c) Tangible Personal Property. Schedule 5.4(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual fully depreciated cost of $25,000 or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in full possession of all of its Tangible Personal Property.
(d) No Condemnation. Neither the Seller nor the Company has received notice of any Order or Action and, to the Knowledge of the Seller, there is no pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Owned Real Property.
5.5. Necessary Property. Except as set forth on Schedule 5.5, (a) the Company is the only operation through which the business of the Company is conducted, and no similar business is conducted by any Affiliate of the Company or of the Seller, and (b) the assets and properties currently owned, leased or licensed by the Company, constitute all of the assets and properties used in or necessary to conduct the business of the Company as it is currently conducted and proposed to be conducted by the Company.
5.6. Litigation. Except as set forth on Schedule 5.6, neither the Seller nor the Company has received notice of any instance in which the Company is or has been within the previous five years (a) subject to any unsatisfied Order or (b) a party, or to the Knowledge of the Seller is threatened to be made a party to any Action. Except as set forth on Schedule 5.6, to the Knowledge of the Seller no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Action. Neither the Seller nor the Company has received notice of any Order or Action and, to the Knowledge of the Seller, there is no Order or Action pending or threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.
5.7. Compliance with Laws. To the Knowledge of the Seller, the Company is now, and has been at all times during the previous five years, in compliance with all Estonian Laws and Orders in all material respects, including, without limitation, those respecting (a) labor relations or employment matters, (b) zoning, (c) delivery practices and procedures, (d) intellectual property, and (e) foreign corrupt practices. To the Knowledge of the Seller, no proposed Estonian Law or Order exists that would be applicable to the Company and that would materially adversely affect any assets, properties, liabilities, operations or prospects of the Company.
5.8. Conduct of Business. Except as set forth on Schedule 5.8 or as specifically disclosed in the Financial Statements, since December 31, 2009, the business and operations of the Company have been conducted only in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company and, by way of example, the Company has not:
(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;
(b) sold, assigned or transferred (including, without limitation, transfers to any employees, stockholders or Affiliates) any assets or properties except in the Ordinary Course of Business, or canceled any debts or claims;
(c) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock, any options or any other rights to acquire any of its equity interests;

(d) taken any other action or entered into any other transaction (including any transactions with employees, stockholders or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement and the Ancillary Agreements;
(e) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any Consent with respect to any Contract that is required (or had it been in effect on the Closing Date would have been required) to be disclosed in the Schedules to this Agreement; or
(f) (i) delayed, or taken any action to delay, payment of any accounts payable of the Company or failed to pay any accounts payable of the Company when due in accordance with their terms, or (ii) accelerated, or taken any action to accelerate, the payment of any accounts receivable of the Company or the collection of customer deposits by the Company.
5.9. Labor Matters.
(a) Union and Employee Contracts. Except as set forth on Schedule 5.9(a), (i) the Company is not a party to or bound by any union contract, collective bargaining agreement or other similar type of contract; (ii) the Company has not agreed to recognize any union or other collective bargaining representative; and (iii) no union or collective bargaining representative has been certified as representing any employees of the Company. Except as set forth on Schedule 5.9(a), neither the Company nor any of its predecessors has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years and, to the Knowledge of the Seller, there are no facts or circumstances that might lead to any such labor dispute. Except as set forth on Schedule 5.9(a), the Company is not a party to or bound by any employment contract, independent contractor agreement, consultation agreement or other similar type of Contract.
(b) List of Employees, Etc. Schedule 5.9(b) sets forth a list of all management board members, supervisory board members, employees (which term shall include any managing director), consultants and independent contractors of the Company, the rate of all regular and special compensation payable to each such Person in any and all capacities and any regular or special compensation that will be payable to each such Person in any and all capacities other than the then current accrual of regular payroll compensation, and any potentially existing change-in-control clause.
(c) Manuals, Handbooks, Policies, Etc. True and complete copies have been made available to the Purchaser of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company.
(d) Compliance and Investigations. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company nor the Seller has received within the past five years any notice of intent by any Estonian Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the Knowledge of the Seller, no such investigation is in progress.
5.10. Environmental. To the Knowledge of the Seller, except as set forth on Schedule 5.10:
(a) There are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Owned Real Property.
(b) There is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Owned Real Property. The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(c) The Company is presently and for the past five years has been in compliance in all material respects with all Environmental Laws applicable to the Owned Real Property, formerly owned, leased or operated locations or the business, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.
(d) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Owned Real Property or formerly owned, leased or operating property, except in compliance with all applicable Environmental Laws in all material respects; there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Owned Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law; and there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of property formerly owned, leased or operated by the Company that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law. Schedule 5.10 sets forth an inventory of all “naturally occurring radioactive materials” or “NORM” currently stored on the Owned Real Property.
(e) The Company has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Owned Real Property or formerly owned, leased or operated property or any facilities or operations thereon; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.
(f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Company’s activities and operations at the Owned Real Property and for any past or ongoing alterations or improvements at the Owned Real Property, and (ii) any applications for renewal of such Permits have been submitted on a timely basis.
(g) The Company has not assumed, undertaken or otherwise become subject to any material liability of any other Person relating to or arising from any Environmental Law, including, without limitation, pursuant to the Radioactive Tailing Pond MOU.
(h) The Company, the Owned Real Property and the business will not require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve material compliance with any Environmental Law.
(i) The Seller has caused the Company to deliver, and the Company has delivered, to the Purchaser copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any Release or disposal of Hazardous Materials at, upon or from the Owned Real Property or formerly owned, leased or operated property, spill control plans and environmental agency reports and correspondence, including, without limitation, the Radioactive Tailing Pond MOU.

5.11. Contracts. Schedule 5.11 sets forth all of the Contracts, including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company is a party or to which any of the assets of the Company are bound, (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness of the Company or granting of Liens (excluding any Liens described in clauses (a), (b), (d), (e), (f) or (g) of the definition of Permitted Exceptions) on any property or asset of the Company (including any such contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any stockholders, supervisory board members, management board members, employees of the Company or its respective Affiliates or Affiliates of the Seller; (f) providing for the sale of products or the purchase of feedstock in excess of $100,000 or for any other matter in excess of $25,000 or that extends for a period of time of more than 12 months; (g) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Company; (h) pertaining to the lease of equipment or other personal property; (i) providing for any offset, countertrade or barter arrangement; (j) involving a distributor, sales representative, broker, franchise or advertising arrangement; (k) involving a joint venture; (l) involving management services, consulting services, support services or any other similar services; (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; or (n) any other material contract or agreement. With respect to the Contracts listed on Schedule 5.11 (or required to be listed on Schedule 5.11), to the Knowledge of the Seller: (i) neither the Company nor any other party thereto is in material default under or in violation of any Contract; (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (iii) the Company has not released any of its rights under any Contract.
5.12. Permits. Schedule 5.12 sets forth a true and complete list and description of all Permits issued to the Company and used in the conduct of its business. Neither the Company nor the Seller has received notice that any Permit will be terminated or revoked and, to the Knowledge of the Seller, no such termination or revocation is pending or threatened. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will invalidate or adversely affect any such Permits. Neither the Company nor the Seller has received any notification or communication from any Governmental Authority threatening to revoke any Permit owned or held by the Company.
5.13. Intellectual Property. Schedule 5.13 sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following Intellectual Property: (a) patents; (b) registered trademarks and applications therefor; (c) registered copyrights and applications therefor; and (d) Internet domain names.
5.14. Insurance. Schedule 5.14 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by the Company.
5.15. Financial Statements.
(a) Schedule 5.15(a) sets forth true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2009 and December 31, 2008, and the related audited statements of income and retained earnings for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith, and (ii) the unaudited balance sheets of the Company as of December 31, 2010 and February 28, 2011, and the related unaudited statements of income and retained earnings for the periods then ended (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations and stockholders’ equity of the Company at the dates and for the time periods indicated and have been prepared in accordance with historical practices consistently applied throughout the periods indicated and reviewed by the management of the Company (except in the case of unaudited statements, for normally recurring year-end adjustments and the absence of footnote disclosure, which adjustments and footnotes would not be material, either individually or in the aggregate). The Financial Statements were derived from the books and records of the Company, which are accurate and complete in all material respects. The Company’s internal controls and procedures are sufficient to ensure that the Financial Statements are prepared in a manner consistent with historical practices.
5.16. Bank Accounts. Schedule 5.16 sets forth a true and complete list of the name and address of (a) each bank or financial institution with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto, and (b) the name of each Person holding a power of attorney on behalf of the Company.
5.17. Taxes. Except as set forth on Schedule 5.17:
(a) All Returns required to be filed on or prior the Closing Date by or with respect to any activities of the Company have been timely filed with the appropriate Taxing Authority in accordance with applicable Law and all such Returns are true, correct and complete.
(b) The Company has duly and timely paid all Taxes required to be paid by it on or prior to the Closing Date.
(c) The Company does not have any Tax liabilities (whether due or to become due) that relate to any Pre-Closing Tax Period, except for Tax liabilities reflected in the most-recent Financial Statements or that have arisen after the date of such Financial Statements in the Ordinary Course of Business.
(d) There are no Tax audits, disputes or Actions currently pending with respect to the Company, and there is no basis for assessment of any deficiency in any Taxes against the Company for any Pre-Closing Tax Period, except as reflected in the most-recent Financial Statements or that have arisen after the date of such Financial Statements in the Ordinary Course of Business.
(e) The Company has not been involved in any transaction or series of transactions which, in whole or in part, may be disregarded or reconstructed for any Tax-related purposes by reason of any motive to avoid, reduce or delay a possible Tax liability in violation of applicable Law.
5.18. Customers and Suppliers. Schedule 5.18 sets forth (a) all customers that accounted for 5% or more of the revenues of the Company for each of the years ended December 31, 2010, December 31, 2009 and December 31, 2008, and (b) the 10 largest suppliers of the Company for each of such periods.
VI. REPRESENTATIONS AND WARRANTIES OF MOLYCORP
MCP and the Purchaser each hereby jointly and severally represents and warrants to the Seller, as of the date hereof, as follows:
6.1. Existence and Good Standing. MCP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, USA. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, USA.

6.2. Power. Each of MCP and the Purchaser has the power and authority to execute, deliver and perform fully its respective obligations under this Agreement and the Ancillary Agreements.
6.3. Validity and Enforceability. Each of MCP and the Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements to which MCP or the Purchaser is a party have been duly executed and delivered by MCP or the Purchaser, as applicable, and, assuming due authorization, execution and delivery by the Seller or any other party thereto, represent the legal, valid and binding obligation of MCP or the Purchaser, as applicable, enforceable against MCP or the Purchaser, as applicable, in accordance with their respective terms, subject to General Enforceability Exceptions. No further action on the part of MCP or the Purchaser is or will be required in connection with the authorization of the transactions contemplated by this Agreement or the Ancillary Agreements.
6.4. No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by MCP or the Purchaser of its obligations hereunder or thereunder will violate or conflict with MCP’s Certificate of Incorporation, the Purchaser’s Certificate of Organization or Operating Agreement or any Law or Order.
6.5. Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by MCP or the Purchaser of this Agreement or the Ancillary Agreements to which MCP or the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.
6.6. No Knowledge of Seller Breach. To the Knowledge of the Purchaser, there are no inaccuracies or breaches on the part of the Seller of any of its representations or warranties contained in Article IV or V hereof.
6.7. MCP Shares. Upon issuance, the MCP Shares will have been duly authorized and validly issued and be fully paid and non-assessable. MCP will convey and deliver the MCP Shares to the Seller free and clear of any Liens (subject to applicable securities Laws and in the Lock-Up Agreement). MCP has furnished or filed all reports, schedules forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by MCP with the SEC since July 29, 2010 (such documents, together with any documents filed with the SEC during such period by MCP on a voluntary basis on a Current Report on Form 8-K being collectively referred to as the “MCP SEC Documents”). Each MCP SEC Document (a) at the time filed (and if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such MCP SEC Document and (b) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing, or in the case of registration statements and proxy statements, then on the dates of effectiveness and the dates of mailing, respectively) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as described in the SEC Documents, since July 29, 2010, (i) to the Knowledge of the Purchaser, there is no material weakness in MCP’s internal control over financial reporting (whether or not remediated) and (ii) no change in MCP’s internal control over financial reporting has occurred that has materially and adversely affected, or is reasonably likely to materially and adversely affect, MCP’s internal control over financial reporting. MCP has no unresolved comments from the staff of the SEC relating to MCP’s filings with the SEC.
6.8. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Seller will become obligated to pay a fee or commission.

VII. REMEDIES
7.1. General Indemnification Obligation.
(a) Seller’s Indemnification Obligations. The Seller shall indemnify and hold harmless MCP and the Purchaser (each a “Purchaser Indemnified Party”) from and against any and all Losses incurred or suffered by any Purchaser Indemnified Party based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement, or (ii) any breach of any covenant or agreement of the Seller contained in this Agreement or any Ancillary Agreement.
(b) Purchaser’s Indemnification Obligations. MCP and the Purchaser shall indemnify and hold harmless the Seller from and against any and all Losses incurred or suffered by the Seller based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of MCP or the Purchaser contained in this Agreement or any Ancillary Agreement, or (ii) any breach of any covenant or agreement of MCP or the Purchaser contained in this Agreement or any Ancillary Agreement.
(c) No Contribution. The Seller shall have no right of contribution from either of the Purchaser Indemnified Parties with respect to any Loss claimed by a Purchaser Indemnified Party, other than as a result of a breach by such Purchaser Indemnified Party of Section 6.6 above with respect to the Liability Claim giving rise to such Loss.
7.2. Notice and Third Party Liability.
(a) Notice of Asserted Liability. As soon as is reasonably practicable after the Seller, on the one hand, or MCP or the Purchaser, on the other hand, becomes aware of any claim that such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) has under Section 7.1 that may result in a Loss for which such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) is entitled to indemnification hereunder (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.
(b) Third Party Claims. If any Claims Notice identifies a Liability Claim brought by a third party (a “Third Party Claim” and together with the Liability Claims, the “Claims”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within ten days after receipt of such Claims Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 7.2(b), then the Indemnified Party may continue to defend the Third Party Claim. Notwithstanding the foregoing, if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have a material adverse effect on the Indemnified Party. The Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party.
7.3. Survival and Limitations.
(a) The representations and warranties of the Parties contained in this Agreement or in any Ancillary Agreement will survive for a period of 54 months following the Closing (the “Expiration Date”); provided that, (i) the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Section 4.2 (Title to Shares), the first sentence of Section 5.1 (Existence and Good Standing) and Section 5.3 (Capitalization of the Company) (such representations and warranties being referred to herein collectively as the “Fundamental Representations”) will be the ten-year anniversary of the Closing Date, and (ii) any Claims pending on any Expiration Date for which notice has been given in accordance with Section 7.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.
(b) Notwithstanding anything to the contrary contained in this Article VII, the Seller will not have any liability pursuant to Section 7.1(a)(i) until the aggregate amount of all such Losses sustained by the Purchaser Indemnified Parties exceeds USD 1,000,000, in which case, the Seller will be liable only for any Losses in excess of such amount; provided that, the foregoing limitation will not apply to any inaccuracy or breach of a Fundamental Representation.
(c) Notwithstanding anything to the contrary contained in this Article VII, the Seller will not have any liability pursuant to Section 7.1(a)(i) in excess of:
(i) the Purchase Price, with respect to any inaccuracy or breach of a Fundamental Representation, or

(ii) the Appraised Value of the capital stock of the Company then held by the Seller with respect to any inaccuracy or breach of any representation or warranty that is not a Fundamental Representation (such Appraised Value to be determined as of the date the underlying Liability Claim is settled or satisfied); provided that, at its option, the Seller may satisfy any indemnification obligation subject to this clause (ii) through the payment of cash, the delivery of such capital stock or any combination thereof; and, provided, further, that, if the amount of indemnifiable Loss exceeds the Appraised Value, then the Seller may satisfy the indemnification obligation subject to this clause (ii) in full by delivering such capital stock to the Purchaser (for the avoidance of doubt, in such case, the Purchaser Indemnified Party will not be entitled to any cash payment in addition to receiving the shares of such capital stock). Any capital stock transferred by the Seller pursuant to this Section 7.3(c) shall be free and clear of any and all Liens, except as created by or through either Purchaser Indemnified Party. To secure its indemnification obligations under this Article VII, the Seller shall not grant or suffer to exist any Lien upon its capital stock of the Company without the prior written consent of the Purchaser, which consent may be conditioned upon the Seller providing alternative security for its indemnification obligations in a manner satisfactory to the Purchaser (it being understood that the Purchaser will, in good faith, consider any unconditional guaranty of payment from the Seller as a potential alternative means of security).
(d) Subject to Section 7.2 above, the Parties agree to reasonably cooperate with each other with respect to resolving any Liability Claim, and to take their respective commercially reasonable efforts to mitigate the Losses associated with any Liability Claim. The amount of any Loss for which a Liability Claim is made under this Article VII will be reduced by the net amount actually recovered by the Indemnified Party from any third party or through insurance proceeds with respect to the event or circumstances giving rise to such Loss; provided that, no Indemnified Party shall be required to seek a third party recovery or to make an insurance claim prior to asserting a Liability Claim hereunder, and the net amount of any third party recovery or insurance proceeds will be offset against the amount of any Liability Claim only upon (i) the satisfaction of such Liability Claim by the Indemnifying Party or (ii) through a refund to the Indemnifying Party if such third party recovery or insurance proceeds are received by the Indemnified Party after such Liability Claim has been satisfied in full.
(e) For purposes of this Article VII, no Indemnified Party will be entitled to recover for any consequential, incidental, indirect, special or punitive damages based upon, arising out of, or otherwise in respect of any Liability Claim, except (i) to the extent such Indemnified Party is liable to any third Person in respect thereof, (ii) as otherwise provided in Section 5 of the Stockholders Agreement or (iii) for any Liability Claim based upon a breach of Section 8.1 below.
7.4. Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.
7.5. Adjustment to the Purchase Price. For U.S. Tax purposes, any indemnification payments made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
7.6. Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Article VII are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby; provided that this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement. In no event shall any Party be entitled to a duplicative recovery with respect to any particular Loss.

VIII. MISCELLANEOUS
8.1. Competitive Activity; Non-Solicitation; Confidentiality.
(a) Non-Competition. Except for its continued ownership of approximately ten percent of the issued and outstanding shares of the Company’s capital stock subject to the Stockholders Agreement, the Seller agrees that, during the Non-Compete Period, it shall not, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business which competes with the business of the Company as conducted any time prior to the Closing within the Restricted Territory, or (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company as conducted any time prior to the Closing within the Restricted Territory. Nothing contained in this Section 8.1 shall prohibit the Seller from maintaining and holding an investment in the Company, subject to the Stockholders Agreement.
(b) Non-Solicitation. During the Non-Compete Period, the Seller agrees that it shall not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies, without obtaining written consent of the Purchaser prior to such solicitation or inducement.
(c) Non-Disclosure.
(i) During the Non-Compete Period (and perpetually with respect to the technical know-how relating to the business of the Company), the Seller will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing the Seller’s duties to the Company, use any trade secrets or confidential business and technical information of the Company, any of its subsidiary, affiliated or related companies, or any of its customers or vendors, except to the extent that disclosure may be required by Law or Governmental Authority or such information has been acquired after the date hereof, from a source other than the Company or has become public or publicly available other than by action of the Seller in breach of this Agreement.
(ii) The Seller agrees that at any time upon the request of the Purchaser, the Seller shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 8.1(c)(i), except that the Seller may retain any copies thereof solely to the extent it is required to do so by applicable Law (all of which copies shall remain subject to the confidentiality provisions of this Section 8.1(c)).
(d) Acknowledgment and Relief. The Seller acknowledges that (i) its obligations under this Section 8.1 are reasonable in the context of the nature of the business of the Company and the competitive injuries likely to be sustained by the Company if the Seller were to violate such obligations, (ii) the covenants in this Section 8.1 are adequately supported by consideration from the Purchaser for the benefit of the Company after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the business of the Company that the Seller not compete with the Company for the reasonable period contained herein. Accordingly, the Seller acknowledges and agrees that the remedy at law available to the Company for breach of any of the Seller’s obligations under this Section 8.1 would be inadequate; therefore, in addition to any other rights or remedies that the Purchaser may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 8.1, without the necessity of proof of actual damage. If it shall be judicially determined that the Seller has violated this Section 8.1, then the period applicable to each obligation that the Seller has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

8.2. Seller Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller on its own behalf, and on behalf of its Affiliates (other than the Company), hereby fully waives, releases, remises, acquits and discharges forever, irrevocably and unconditionally (a) the Company, and (b) all of its present and former management board members (collectively, the “Released Parties”) from, against and with respect to any and all Actions or Losses, which the Seller or any of such Affiliates ever had or has as of the Closing Date against any of the Released Parties for or by any reason or matter whatsoever, except for trade payables incurred in the Ordinary Course of Business.
8.3. Use of Silmet Name. From and after the Closing, the Seller, on behalf of itself and its Affiliates, hereby agrees (a) to permit the Purchaser (i) to use the trade name “Silmet” and (ii) to make any necessary filings or notices required under Estonian Law in that regard, and (b) not to assert any claim of infringement or lack of permission to use the name “Silmet” or any name similar thereto or derivative thereof against the Purchaser or the Company.
8.4. Agreements with the Seller or its Affiliates. From and after the Closing, and upon the request of the Purchaser or the Company, the Seller will use its legally permissible, commercially reasonable efforts (which shall not require the Seller to make any payment to a third party) to secure the continuous availability for the Company of all goods, services and use of property provided to the Company prior to the Closing by the Seller or any of its Affiliates, in each case, on market terms at least as favorable for the Company as for any other party to similar agreements.
8.5. Stockholders Agreement; Voting on Certain Matters as Stockholders. The Parties have agreed upon the form of stockholders agreement attached as Exhibit C (the “Stockholders Agreement”), and agree to execute and deliver the same upon (a) the agreement of each other Stockholder to execute and deliver the Stockholders Agreement or (b) when the only remaining Stockholders of the Company are the Purchaser and the Seller, whichever occurs first. From the Closing Date until such time as the Stockholders Agreement has been executed and delivered by the Purchaser and the Seller, the Seller agrees to vote all of its shares of capital stock in the Company as instructed by the Purchaser in compliance with applicable Estonian Laws; provided that, the Seller and the Purchaser will, unless otherwise agreed among the Stockholders, vote for (i) the payment of aggregate annual dividends from the Company in the amount of one-third of the Company’s annual net profits and (ii) two-thirds of such net profit to remain in the Company for the development and investments. If, at any time after the Closing, the only remaining Stockholders of the Company are the Purchaser and the Seller, then the Seller agrees, at the request of the Purchaser, to consent to amend the Company’s Articles of Association to remove the pre-emptive rights described in Section 3.3 thereof. The Seller and the Purchaser acknowledge and agree that (i) until the pre-emptive rights described in Section 3.3 of the Company’s Articles of Association are removed, such pre-emptive rights will have to be honored by the Stockholders and (ii) MCP shall be precluded from bringing any Liability Claim against the Seller based on the existence of the pre-emptive rights, except for a breach of the Seller’s obligation under this Section 8.5 to agree, at the request of the Purchaser, to consent to amend the Company’s Articles of Association to remove the pre-emptive rights.
8.6. No Personal Liability. The Parties agree that the application of this Agreement is limited to its express terms and to the Parties hereto and, accordingly, neither Party, nor any of their Affiliates, may bring an Action (for indemnification or otherwise) against any individual in his or her personal capacity as a result of the use of his or her actual knowledge in confirming or qualifying any of the representations or warranties contained in this Agreement.

8.7. Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Seller shall execute and deliver or cause to be executed and delivered to the Purchaser or the Company, such instruments and other documents as the Purchaser may reasonably request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.
8.8. Press Release and Announcements. Concurrently with the Closing, the Parties will collaboratively prepare and release a joint press release regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and MCP will file a Form 8-K with the SEC regarding the same. Except for such joint press release and Form 8-K, neither Party will issue (or cause to be issued) any press release or other public announcement relating to the existence or subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby except as required by applicable Law or with the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.
8.9. Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
8.10. No Assignment; No Third Party Beneficiaries. The rights and obligations of the Seller under this Agreement may not be assigned without the prior written consent of the Purchaser. The Purchaser may, without the consent of the Seller, assign its rights and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party hereto.
8.11. Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
8.12. Integration, Modification and Waiver. This Agreement, together with the Exhibits, Schedules and other Ancillary Agreements delivered under this Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties, including those reflected in that certain Letter of Intent Regarding Potential Transaction, dated as of February 17, 2011, among the Parties and the Company. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.
8.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each Ancillary Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. This Agreement and each Ancillary Agreement has been drafted, negotiated and executed in the English language. If this Agreement or any Ancillary Agreement is translated into another language, the English language text shall govern and prevail for all purposes.

8.14. Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.
8.15. Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:
If to the Seller:
Aktsiaselts Silmet Grupp
Suur-Karja tn. 5
10140 Tallinn, Estonia
Attention: Tiit Vähi
Fax No.: +372.392.9111
with a mandatory copy (which will not constitute notice) to:
Squire Sanders Hammonds
Rechtsanwälte, Steuerberater
Taunusanlage 17
60325 Frankfurt am Main
Germany
Attention: Dr. Joachim Heine
Fax No.: +49.69.17392.401
If to Molycorp:
Molycorp, Inc.
Molycorp Minerals, LLC
5619 Denver Tech Center Pkwy, Suite 1000
Greenwood Village, Colorado 80111
Attn: John F. Ashburn, Jr., Executive Vice President and General Counsel
Fax No.: (303) 843-8082
with a mandatory copy (which will not constitute notice) to:
Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Attention: Jeffrey D. Litle, Esq.
Fax No.: (614) 461-4198
8.16. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA, without regard to principles of conflicts of law; provided that, the actual transfer of the Silmet Shares in accordance with Section 2.1 will be governed by Estonian law.

8.17. Consent to Arbitration. Unless otherwise required by applicable Law or otherwise necessary to prevent irreparable harm (including obtaining injunctive relief), any controversy, claim or dispute arising out of or relating to this Agreement or any Ancillary Agreement (other than the Transition Services Agreement) shall be finally and conclusively settled by arbitration conducted by a panel of three arbitrators, each engaged in the practice of business law, to be held in Stockholm, Sweden, in accordance with the then current Rules of Arbitration of the International Chamber of Commerce (the “ICC”); provided that, no Party shall initiate any arbitration until the Chief Executive Officers (or equivalent) of each Party have met and discussed resolution of such dispute. Subject to the foregoing, a Party seeking to arbitrate a controversy, claim or dispute shall send a written notice to the other Part(ies) hereto and the International Court of Arbitration of the ICC. Molycorp, on the one hand, and the Seller, on the other hand, shall each select one arbitrator within 20 days of the date of such written notice, and the two arbitrators so chosen shall jointly select a third arbitrator within 15 days of the date the last of such arbitrators is appointed. The International Court of Arbitration of the ICC shall administer the arbitration and act as an appointing authority if any of the arbitrators fails to be selected in accordance with the foregoing. In the event of any conflict between the Rules of Arbitration of the ICC and this Section 8.17, this Section 8.17 shall govern. The United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York Convention) shall govern the enforcement of the award, and the principles set forth in this Agreement (or any applicable Ancillary Agreement) shall be applied by the arbitrators for both evidence and substantive legal questions during the arbitration, including the rendering of the award. The arbitrators’ award will be final and binding and may be entered in any court having jurisdiction thereof. Each Party will bear its own costs and attorneys’ fees and shall share the fees and expenses of the arbitrators in the manner determined by the arbitrators. Any Party may seek injunctive relief in an appropriate court of law or equity pending an award in arbitration to prevent irreparable harm in the interim.
8.18. Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.
8.19. Disclosure Schedule.
(a) The Disclosure Schedule furnished by the Seller is organized in a manner so that the section references therein correspond to the Section or subsection references of this Agreement; however, any matter disclosed pursuant to any section of the Disclosure Schedule (or any section of any Schedule) whose relevance or applicability to any representation or warranty called for by any other Section of or Schedule to this Agreement is readily apparent on its face (whether or not so indicated by use of cross-references or otherwise) shall be deemed to be an exception to such other Section of or Schedule to this Agreement and to be disclosed with respect to all such other Sections of and Schedules to this Agreement.
(b) Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item is required to be so included in a Schedule or in the Disclosure Schedule.
[this space left blank intentionally — signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

MCP: MOLYCORP, INC.
By:	/s/ Mark A. Smith
	Name:	Mark A. Smith
	Title:	Chief Executive Officer

The Purchaser: MOLYCORP MINERALS, LLC
By:	/s/ Mark A. Smith
	Name:	Mark A. Smith
	Title:	Chief Executive Officer

The Seller: AKTSIASELTS SILMET GRUPP
By:	/s/ Avo Annus
	Name:	Avo Annus
	Title:	Member of the Management Board
Signature Page to Stock Purchase Agreement